Exhibit 99.1

NEWS ANNOUNCEMENT

Conference call:	Today - Friday, May 10, 2013 at 10:00 AM ET
Webcast / Replay URL:	http://www.strong-world.com (Investor Relations section) or www.earnings.com
The replay will be available on the Internet for 30 days.
Dial-in number:	(800) 621-4410 (no pass code required)

Ballantyne Reports 2013 Q1 Net Income of $0.6 Million and EPS of $0.04

on Revenues of $27.6 Million

OMAHA, Nebraska (May 10, 2013) Ballantyne Strong, Inc. (NYSE MKT: BTN), a provider of digital cinema projection equipment, screens and services as well as specialty lighting equipment, today reported its financial results for the first quarter ended March 31, 2013.

Commenting on the Company’s quarterly results, President and CEO Gary L. Cavey stated, “As expected, despite the challenges due to the advanced stage of the digital cinema rollout, especially in the Americas, we generated a bottom-line profit and positive cash flow from operations during the period.”

“Screen sales rose compared to Q1 2012, and subsequent to quarter-end a new strategic supply arrangement with RealD Inc. (NYSE: RLD) was announced. We are manufacturing and marketing cinema screens utilizing RealD’s Precision White Screen technology, combining 2D white screen performance with the ability to project polarized 3D images. The improved screen efficiency results in 40% more total light coming off the screen, providing more uniform brightness than a standard silver screen. Initial customer interest has been very encouraging.”

“Cinema service revenues declined to $2.5 million, largely due to Ballantyne’s completion of the digital projection system installation and integration work on behalf of one of the world’s leading theatrical exhibitors. This was a multi-year project that included the successful conversion of close to 7,000 screens and was completed during the prior quarter. Although revenue was lower it was partially offset by a year-over-year rise in maintenance and Network Operations Center (NOC) business. As stated in the past, our value-added service offering is generating recurring, predictable revenue from annual maintenance contracts and 24/7/365 NOC monitoring, which is a very scalable initiative for us and one that we are looking to grow.”

2013 First Quarter Results

Ballantyne Strong’s total net revenues were $27.6 million versus $44.0 million in Q1 ’12. The year-over-year decrease was expected due to the reduced level and pace of remaining digital cinema conversions. BTN continues to target its sales efforts on the remaining smaller and midsize exhibitor market in the Americas, including drive-in theatres and art houses. The Company is also capitalizing on its wealth of worldwide relationships with global exhibitors, as approximately 22% of total revenue during the recent three-month period resulted from South American sales. Revenue from China was also up nominally versus the year-ago quarter, amounting to $3.2 million. In aggregate, international revenues rose to $10.0 million in Q1, up significantly compared to $5.7 million in the prior year.

Revenue from cinema service was $2.5 million, versus $3.7 million in Q1 ’12. The decrease was primarily a result of a challenging year-over-year comparison as Ballantyne’s service team completed the digital cinema projection system installation and integration deployment work on behalf of a leading domestic exhibition client during Q4 ’12. The decline was partially offset by another quarter of growth in the maintenance and NOC monitoring businesses.

Ballantyne’s cinema screen business increased 6.7% to $3.2 million during Q1, reflecting replacement screen sales growth. Subsequent to the quarter, during the recent CinemaCon (Cinema Industry) trade show/conference in mid-April, RealD and Ballantyne announced a strategic supply arrangement to manufacture and market Precision White screens, which are significantly brighter and more uniform than previously available models.

The specialty lighting business generated quarterly sales of $0.9 million, up from $0.7 million a year ago. The increase primarily resulted from a rise in non-follow spotlights. The Company continues to pursue architectural lighting opportunities and is eagerly anticipating the upcoming completion of the World Trade Center project, which features the first-ever high-powered LED beacon light, based on Ballantyne’s proprietary LED Solutions technology.

First quarter gross profit was $3.9 million, versus $6.3 million a year ago. As expected, the reduction in revenues impacted gross profit dollars. Gross profit margin was essentially flat on a year-over-year comparative basis at 14.2%.

Selling and administrative expenses decreased approximately 14% to $3.4 million. The decrease was largely due to lower administrative expenses, including salaries, travel and professional fees. As in recent quarters, the Company continues its discipline of keeping spending in-line with overall business trends, reflecting the current stage of the digital cinema rollout cycle.

BTN reported net earnings of $0.6 million, or $0.04 per diluted share. In the year-ago first quarter, net earnings were $2.4 million, or $0.17 per diluted share.

Balance Sheet and Cash Flow Update

Ballantyne’s cash and cash equivalents balance at quarter-end rose to $41.9 million, up from $40.2 million at year-end. The Company generated cash flow from operations of $1.9 million in Q1 ’13.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital cinema projection equipment, screens and services as well as specialty lighting equipment. The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:

Mary A. Carstens	Robert Rinderman, Norberto Aja
Chief Financial Officer	JCIR – Investor Relations/Corporate Communications
(402) 453-4444	(212) 835-8500 or btn@jcir.com

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

Three Months Ended March 31, 2013 and 2012

    (In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net revenues	$27,621	$44,019
Cost of revenues	23,707	37,680
Gross profit	3,914	6,339
Selling and administrative expenses
Selling	866	827
Administrative	2,501	3,067
Total selling and administrative expenses	3,367	3,894
Gain on sale of assets	2	918
Income from operations	549	3,363
Net interest income (expense)	15	(11)
Equity in income (loss) of joint venture	(106)	91
Other income, net	248	160
Earnings before income taxes	706	3,603
Income tax expense	(141)	(1,156)
Net earnings	$565	$2,447
Basic earnings per share	$0.04	$0.17
Diluted earnings per share	$0.04	$0.17

Weighted average shares outstanding:
Basic	13,979	14,237
Diluted	14,023	14,280

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,863	$40,168
Accounts receivable (net of allowance)	20,131	26,227
Inventories, net	13,656	10,971
Other current assets	6,160	6,741
Total current assets	81,810	84,107
Property, plant and equipment, net	10,735	11,105
Note receivable	2,232	2,232
Other assets	2,311	2,102
Total assets	$97,088	$99,546
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,845	$16,646
Accrued expenses	4,973	5,313
Customer deposits/deferred revenue	4,555	5,251
Total current liabilities	24,373	27,210
Deferred revenue	3,144	3,302
Deferred income taxes	583	1,538
Other accrued expenses, net of current portion	1,768	580
Total liabilities	29,868	32,630
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,832 and 16,782 shares at March 31, 2013 and December 31, 2012, respectively; 14,101 and 14,051 shares outstanding at March 31, 2013 and December 31, 2012, respectively	167	167
Additional paid-in capital	37,869	37,770
Accumulated other comprehensive income:
Foreign currency translation	(132)	269
Postretirement benefit obligation	46	46
Retained earnings	47,509	46,903
	85,459	85,155
Less 2,713 of common shares in treasury, at March 31, 2013 and December 31, 2012	(18,239)	(18,239)
Total stockholders’ equity	67,220	66,916
Total liabilities and stockholders’ equity	$97,088	$99,546

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2013 and 2012

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Net cash provided by (used in) operating activities	$1,929	$(1,495)

Cash flows from investing activities:
Distribution from Joint Venture	—	1,509
Capital expenditures	(73)	(44)
Proceeds from sales of assets	2	—
Net cash (used in) provided by investing activities	(71)	1,465
Cash flows from financing activities:
Purchase of treasury stock	—	(2,667)
Proceeds from employee stock purchase plan	4	—
Net cash provided by (used in) financing activities	4	(2,667)
Effect of exchange rate changes on cash and cash equivalents	(167)	97
Net increase (decrease) in cash and cash equivalents	1,695	(2,600)
Cash and cash equivalents at beginning of period	40,168	39,889
Cash and cash equivalents at end of period	$41,863	$37,289

# # #